Exhibit 99.1

Cars.com Reports Third Quarter 2025 Results

Achieved Record Total Revenue of $182 Million and Dealer Revenue Growth of 2% Year-over-Year

Accelerating Marketplace Adoption Grew Customer Base +271 Year-over-Year to 19,526 Dealer Customers

Marketplace Supported Record Year-to-Date Traffic and the Launch of CarsonTM AI-Powered Search Features

Repurchased $64 Million of Stock Year-to-Date, On Track with $70 to $90 Million Target for FY25

CHICAGO, November 6, 2025 -- Cars.com Inc. (NYSE: CARS) (d/b/a “Cars Commerce Inc.” or the “Company”), an audience-driven technology company empowering the automotive industry, today released its financial results for the third quarter ended September 30, 2025.

“We delivered record revenue in the third quarter as focused execution of our strategy drove a resurgence in Dealer revenue. Underpinning these strong results was another quarter of triple-digit growth in customer count and notable gains in the Cars.com marketplace and AccuTrade. In particular, dealers are responding positively as we lead the industry on AI integration through features like Carson, our new AI shopping assistant, which is already powering millions of web searches and yielding a 2x improvement in visitor engagement,” said Alex Vetter, Chief Executive Officer of Cars Commerce. “Looking ahead, we are confident in our ability to build upon these successes as we position our platform for sustainable growth and value creation.”

Q3 2025 Financial Highlights

(in thousands, except per share data)	Quarter Ended September 30,
	2025	2024	Change %
Total Revenue	$ 181,573	$ 179,651	1%
Net income	7,658	18,719	(59%)
Adjusted net income	30,381	27,704	10%
Adjusted EBITDA	54,631	51,131	7%
Net income per diluted share	0.12	0.28	(56%)
Adjusted net income per diluted share	0.48	0.41	18%

Q3 2025 Key Metrics and Operational Highlights

(in millions, except dealer data)	Quarter Ended
	September 30, 2025	June 30, 2025	September 30, 2024	Change % Q/Q	Change % Y/Y
Average Monthly Unique Visitors	25.5	26.6	24.5	(4%)	4%
Traffic (“Visits”)	156.2	162.0	154.2	(4%)	1%
Monthly Average Revenue Per Dealer (“ARPD”)	$ 2,460	$ 2,435	$ 2,478	1%	(1%)
Dealer Customers	19,526	19,412	19,255	1%	1%

•
Dealer Customers grew to 19,526 dealers, reaching a new three-year high based on strategic go-to-market enhancements and continued strong sales and product execution
•
Carson, a new suite of AI-powered search features, is driving 2X more vehicle listings views when utilized for web searches, with mobile app rollout currently in pilot during Q4

•
Successful execution of marketplace repackaging boosted Premium subscribers by approximately 60% year-over-year, while new Premium+ packages leveraged bundled media products to improve leads per listing by 14%1
•
AccuTrade and DealerClub helped address vehicle sourcing challenges across the industry, evidenced by AccuTrade surpassing one million quarterly appraisals, and DealerClub active users growing by nearly 40% quarter-over-quarter

Q3 2025 Results

Revenue for the third quarter totaled $181.6 million, up 1% compared to the prior year period and reaching a new quarterly record. Subscription-based Dealer revenue was up 2% year-over-year, benefitting from increased adoption of websites and appraisal products as well as Marketplace customer growth and repackaging. OEM and National revenue was down 5% year-over-year, primarily reflecting lower media spending by certain OEM partners.

Total operating expenses for the third quarter were $164.8 million, compared to $168.2 million for the prior year period. Operating expenses declined as compared to the prior year period, as costs associated with the January 2025 acquisition of DealerClub and third party fees were fully offset by efficiencies in headcount and lease-related expenses. Adjusted operating expenses for the quarter were $150.4 million, down 4% compared to the prior year period, reflecting substantially similar dynamics.

Net income for the third quarter was $7.7 million, or $0.12 per diluted share, compared to Net income of $18.7 million, or $0.28 per diluted share, in the third quarter of 2024. The change in Net income is primarily attributable to changes in the fair value of contingent consideration in the prior-year period associated with prior acquisitions. Adjusted net income for the quarter was $30.4 million, or $0.48 per diluted share, compared to $27.7 million, or $0.41 per diluted share a year ago. Adjusted EBITDA for the third quarter was $54.6 million, or 30.1% of revenue, compared to $51.1 million, or 28.5% of revenue in the year-ago period. Adjusted EBITDA strengthened on the basis of improved revenue and the aforementioned cost reduction initiatives.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the nine-month period ended September 30, 2025 was $114.5 million, compared to $122.5 million in the prior year, which is largely attributable to the increase in earnout payments associated with the D2C Media acquisition. Resulting free cash flow for the nine-month period ended September 30, 2025 totaled $94.5 million, compared to $103.7 million in the prior year.

The Company’s total debt outstanding was $455.0 million as of September 30, 2025. The Company’s total net leverage (as defined in the Company’s credit facility) was 1.9x as of September 30, 2025, below its target total net leverage range of 2.0x to 2.5x. Total liquidity as of September 30, 2025 was $350.1 million, which is defined as Cash and cash equivalents of $55.1 million and revolver capacity of $295.0 million.

Share Repurchases

The Company repurchased 1.5 million shares of common stock for $19.3 million in the third quarter, bringing total repurchases to 5.2 million shares for $63.9 million in the first nine months of 2025. The Company also reaffirms its target for $70 to $90 million of share repurchases in fiscal 2025, which was previously revised upward in August 2025.

1 Compared to Base Marketplace packages. Cars.com data, September 2025.

“Third quarter performance demonstrated progress across our major financial and operating metrics, delivering revenue growth as well as strong operating leverage that produced our highest quarter of Adjusted EBITDA margin for this year. Robust cash flow generation also enabled additional share repurchases, consistent with our annual targeted share buyback commitment,” said Sonia Jain, Chief Financial Officer of Cars Commerce. “Through disciplined investments in product innovation as well as prudent capital allocation, we expect to continue to drive platform differentiation and return value to shareholders.”

Outlook

The Company continues to anticipate low-single digit revenue growth for the second half of 2025, based on third quarter performance, current market conditions, and ongoing execution of 2025 growth initiatives. As previously communicated, the favorability, magnitude, and timing of customer spending on media and advertising products are also subject to factors like vehicle production and inventory levels, which have been volatile year-to-date.

The Company is reaffirming Full Year Adjusted EBITDA margin guidance of 29% to 31%. Adjusted EBITDA margin guidance reflects the Company’s confidence in managing operating levers across a range of macroeconomic scenarios.

Q3 2025 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at the Cars Commerce Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About Cars Commerce

Cars Commerce is an audience-driven technology company empowering the automotive industry. The Company simplifies everything about car buying and selling with powerful products, solutions and AI-driven technologies that span pretail, retail and post-sale activities – enabling more efficient and profitable retail operations. The Cars Commerce platform is organized around industry-leading brands: the flagship automotive marketplace and review site Cars.com, digital retail technology and marketing services from Dealer Inspire, essential trade-in and appraisal technology from AccuTrade, a reputation-based dealer-to-dealer wholesale auction from DealerClub and exclusive in-market media solutions from the Cars Commerce Media Network. Learn more at www.carscommerce.inc.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net (loss) income, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry.

While a reconciliation of non-GAAP measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to, as applicable, the timing, amount, valuation and number of future employee equity awards and the uncertainty relating to the timing, frequency, and effect of acquisitions and the significance of the resulting transaction-related expenses, the Company has provided a reconciliation of non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP in this earnings release, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (7) unrealized foreign currency exchange gains and losses, and (8) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the AccuTrade acquisition.

The Company defines Adjusted Net Income as GAAP net (loss) income excluding, net of their related tax effects: (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (4) unrealized foreign currency exchange gains and losses, and (5) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified upon first visit to an individual Cars.com property on an individual device/browser combination or installation of one of our mobile apps on an individual device. If a visitor accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps). The Company measured UVs and Traffic via RudderStack. These metrics do not include traffic to Dealer Inspire, D2C Media, or DealerClub websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services and DealerClub, during the period divided by the monthly average number of Dealer Customers during the same period.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Dealer Customer metrics do not include DealerClub.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. These statements often use words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. Such forward-looking statements are based on estimates and assumptions that, while considered reasonable by Cars Commerce and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. While Cars Commerce and its management make such statements in good faith and believe such judgments are reasonable, you should understand that these statements are not guarantees of future strategic action, performance or results. Our actual results, performance, achievements, strategic actions or prospects could differ materially from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely on forward-looking statements in making investment decisions. When we make comparisons of results between current and prior periods, we do not intend to express any future trends, or indications of future performance, unless expressed as such, and you should view such comparisons as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2025 and our other filings filed with the SEC and available on our website at investor.cars.com or via EDGAR at www.sec.gov.

You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars Commerce Investor Relations Contact:

Katherine Chen

kchen@carscommerce.inc

408.768.6847

Cars Commerce Media Contact:

Marita Thomas

mthomas@carscommerce.inc

312.601.5692

###

Cars.com Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Dealer	$162,009	$159,513	$479,630	$481,171
OEM and National	16,180	17,014	49,096	48,149
Other	3,384	3,124	10,610	9,401
Total revenue	181,573	179,651	539,336	538,721
Operating expenses:
Cost of revenue and operations	30,063	31,610	91,549	92,602
Product and technology	27,580	29,223	84,692	84,891
Marketing and sales	59,336	58,288	177,318	177,664
General and administrative	24,325	21,511	71,890	67,348
Depreciation and amortization	23,464	27,563	75,376	82,499
Total operating expenses	164,768	168,195	500,825	505,004
Operating income	16,805	11,456	38,511	33,717
Nonoperating expenses:
Interest expense, net	(7,631)	(8,028)	(22,943)	(24,458)
Other income, net	1,528	21,111	3,869	32,498
Total nonoperating (expense) income, net	(6,103)	13,083	(19,074)	8,040
Income before income taxes	10,702	24,539	19,437	41,757
Income tax expense	3,044	5,820	6,783	10,873
Net income	$7,658	$18,719	$12,654	$30,884
Weighted-average common shares outstanding:
Basic	61,708	66,107	63,133	66,319
Diluted	63,070	67,666	63,844	67,590
Earnings per share:
Basic	$0.12	$0.28	$0.20	$0.47
Diluted	0.12	0.28	0.20	0.46

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2025	December 31, 2024
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$55,072	$50,673
Accounts receivable, net	128,825	133,741
Prepaid expenses	15,483	13,782
Other current assets	12,972	16,134
Total current assets	212,352	214,330
Property and equipment, net	35,284	40,704
Goodwill	166,603	143,279
Intangible assets, net	537,174	585,690
Deferred tax assets	94,280	100,530
Investments and other assets, net	25,694	27,332
Total assets	$1,071,387	$1,111,865
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$33,040	$33,498
Accrued compensation	28,890	36,295
Other accrued liabilities	54,889	47,092
Total current liabilities	116,819	116,885
Noncurrent liabilities:
Long-term debt, net	451,206	455,288
Deferred tax liabilities	6,658	6,773
Other noncurrent liabilities	19,135	21,434
Total noncurrent liabilities	476,999	483,495
Total liabilities	593,818	600,380
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 60,360 and 64,391 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	604	643
Additional paid-in capital	1,426,829	1,473,986
Accumulated deficit	(948,892)	(961,546)
Accumulated other comprehensive loss	(972)	(1,598)
Total stockholders' equity	477,569	511,485
Total liabilities and stockholders' equity	$1,071,387	$1,111,865

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$12,654	$30,884
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	23,077	19,306
Amortization of intangible assets	52,299	63,193
Stock-based compensation	22,433	23,689
Deferred income taxes	6,269	12,469
Provision for doubtful accounts	1,501	2,634
Amortization of debt issuance costs	1,430	1,769
Unrealized (gain) loss on foreign currency denominated transactions	(1,440)	965
Changes in fair value of contingent consideration	—	(33,473)
Other, net	2,284	766
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	4,057	(2,574)
Prepaid expenses and other assets	(8,050)	(12,705)
Accounts payable	(320)	9,947
Accrued compensation	(8,119)	(2,067)
Other liabilities	6,446	7,714
Net cash provided by operating activities	114,521	122,517
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(24,769)	(218)
Capitalization of internally developed technology	(16,131)	(16,770)
Purchase of property and equipment	(3,901)	(2,046)
Proceeds from sale of equity investment	9,481	—
Net cash used in investing activities	(35,320)	(19,034)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	10,000	—
Payments of Revolving Loan borrowings and long-term debt	(15,000)	(20,000)
Payments for stock-based compensation plans, net	(5,227)	(8,065)
Repurchases of common stock	(64,339)	(35,686)
Payments of contingent consideration	—	(27,435)
Payments of debt issuance costs and other fees	—	(1,869)
Net cash used in financing activities	(74,566)	(93,055)
Effect of exchange rate changes on Cash and cash equivalents	(236)	(53)
Net increase in Cash and cash equivalents	4,399	10,375
Cash and cash equivalents at beginning of period	50,673	39,198
Cash and cash equivalents at end of period	$55,072	$49,573
Supplemental cash flow information:
Cash paid for income taxes	$2,223	$5,506
Cash paid for interest	17,053	18,453

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

Reconciliation of Net income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$7,658	$18,719	$12,654	$30,884
Interest expense, net	7,631	8,028	22,943	24,458
Income tax expense	3,044	5,820	6,783	10,873
Depreciation and amortization	23,464	27,563	75,376	82,499
Stock-based compensation, including related payroll tax expense	7,701	8,444	23,162	25,207
Transaction-related and other one-time items	4,068	(16,971)	16,609	(20,655)
Non-operating foreign exchange loss (gain)	1,065	(472)	(1,277)	963
Adjusted EBITDA	$54,631	$51,131	$156,250	$154,229

Reconciliation of Net income to Adjusted Net income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$7,658	$18,719	$12,654	$30,884
Stock-based compensation, including related payroll tax expense	7,701	8,444	23,162	25,207
Amortization of intangible assets	17,463	20,979	52,299	63,193
Transaction-related items	2,864	(17,941)	8,530	(24,466)
Non-operating foreign exchange loss (gain)	1,065	(472)	(1,277)	963
Other one-time items	1,204	970	8,079	3,811
Income tax impact of adjustments	(7,574)	(2,995)	(22,698)	(17,177)
Adjusted net income	$30,381	$27,704	$80,749	$82,415

Adjusted net income per share, diluted	$0.48	$0.41	$1.26	$1.22
Weighted-average common shares outstanding, diluted	63,070	67,666	63,844	67,590

Reconciliation of Net cash provided by operating activities to Free cash flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$58,838	$53,795	$114,521	$122,517
Capitalization of internally developed technology	(5,637)	(5,594)	(16,131)	(16,770)
Purchase of property and equipment	(559)	(947)	(3,901)	(2,046)
Free cash flow	$52,642	$47,254	$94,489	$103,701

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended September 30, 2025:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$30,063	$—	$(222)	$29,841
Product and technology	27,580	—	(2,314)	25,266
Marketing and sales	59,336	(43)	(1,493)	57,800
General and administrative	24,325	(6,617)	(3,672)	14,036
Depreciation and amortization	23,464	—	—	23,464
Total operating expenses	$164,768	$(6,660)	$(7,701)	$150,407

Total nonoperating expense, net	$(6,103)	$(1,527)	$—	$(7,630)

(1) Includes transaction related items, unrealized gains and losses on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended September 30, 2024:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$31,610	$—	$(215)	$31,395
Product and technology	29,223	—	(2,956)	26,267
Marketing and sales	58,288	(44)	(1,469)	56,775
General and administrative	21,511	(3,624)	(3,804)	14,083
Depreciation and amortization	27,563	—	—	27,563
Total operating expenses	$168,195	$(3,668)	$(8,444)	$156,083

Total nonoperating income (expense), net	$13,083	$(21,111)	$—	$(8,028)

(1) Includes transaction related items, unrealized gains and losses on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Nine Months Ended September 30, 2025:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$91,549	$—	$(625)	$90,924
Product and technology	84,692	—	(7,294)	77,398
Marketing and sales	177,318	(128)	(5,263)	171,927
General and administrative	71,890	(19,073)	(9,980)	42,837
Depreciation and amortization	75,376	—	—	75,376
Total operating expenses	$500,825	$(19,201)	$(23,162)	$458,462

Total nonoperating expense, net	$(19,074)	$(3,869)	$—	$(22,943)

(1) Includes transaction related items, unrealized gain/loss on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Nine Months Ended September 30, 2024:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$92,602	$—	$(773)	$91,829
Product and technology	84,891	—	(8,746)	76,145
Marketing and sales	177,664	(132)	(4,362)	173,170
General and administrative	67,348	(12,675)	(11,326)	43,347
Depreciation and amortization	82,499	—	—	82,499
Total operating expenses	$505,004	$(12,807)	$(25,207)	$466,990

Total nonoperating income (expense), net	$8,040	$(32,499)	$—	$(24,459)

(1) Includes transaction related items, unrealized gains and losses on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.